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                                                                    Exhibit 99.6

               SECOND AMENDMENT TO AMENDED AND RESTATED PLEDGE AND
                               SECURITY AGREEMENT


                  THIS SECOND AMENDMENT TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT ("AMENDMENT") is made as of October 13, 1998, between MEI HOLDINGS, L.P., a Delaware limited partnership with its principal place of business and chief executive office at c/o The Hampstead Group, Texas Commerce Tower, 2200 Ross Ave., Suite 4200-W, Dallas, Texas 75201 (the "DEBTOR"), and NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation, with offices at Two World Financial Center, Building B, New York, New York 10281, (the "SECURED PARTY").

                              W I T N E S S E T H:

                  WHEREAS, Debtor and the Secured Party are parties to that certain Loan Agreement, dated as of June 5, 1997, as amended by that certain Letter Agreement dated June 27, 1997, as further amended by that certain Letter Agreement dated as of March 30, 1998 (the "ORIGINAL LOAN AGREEMENT"), as amended and restated by that certain Amended and Restated Loan Agreement dated as of May 8, 1998, pursuant to which the Secured Party made an additional $10,000,000 loan to Debtor as further amended by that certain letter agreement dated the date hereof between Debtor and Secured Party (the "RESTATED MEI LOAN AGREEMENT") pursuant to which the Secured Party made an additional $1,034,759 loan to Debtor for an aggregate loan amount of $21,034,759 (the "LOAN");

                  WHEREAS, the Secured Party and Malibu Centers, Inc., ("MCI") are parties to that certain Loan Agreement, dated as of June 27, 1997, as amended by that certain Letter Agreement dated as of March 30, 1998 as further amended by that certain letter agreement dated the date hereof (the "MCI LOAN AGREEMENT"), pursuant to which the Secured Party made a loan to MCI in an aggregate outstanding principal amount of $21,390,375 as further amended by that certain Letter Agreement between MCI and Secured Party dated as of the date hereof (the "MCI LOAN");

                  WHEREAS, the MCI Loan is guarantied by Debtor pursuant to that certain Guaranty dated June 27, 1997, as reaffirmed by Debtor in connection with the Restated MEI Loan Agreement, as reaffirmed pursuant to that certain Reaffirmation and Ratification of Guaranty dated the date hereof (the "MEI GUARANTY");









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                  WHEREAS, the Loan and the MEI Guaranty are secured, in part, by that certain Amended and Restated Pledge and Security Agreement, dated as of June 27, 1997, between the Secured Party and the Debtor (the "ORIGINAL PLEDGE") as reaffirmed by Debtor in connection with the Restated Loan Agreement by that certain Amendment to Amended and Restated Pledge and Security Agreement (the "PLEDGE AMENDMENT") dated as of May 8, 1998 (the Original Pledge as amended by the Pledge Amendment hereinafter referred to as the "PLEDGE");

                  WHEREAS, Debtor and MCI have each chosen to exercise the option to extend the term of each one's respective loan and to amend the terms and provisions of the Pledge.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Pledge as follows:

                  1. Debtor hereby acknowledges that the Maturity Date of the Loan is extended to January 20, 1999.

                  2. Debtor hereby acknowledges that the principal amount outstanding on the Loan as of the date hereof is $21,034,759.

                  3. All references in the Pledge to the term "this Agreement" shall be deemed to mean the Pledge as amended by this Amendment and as the same may be further amended from time to time hereafter.

                  4. All references in the Pledge to the term "Loan Agreement" shall mean the Loan Agreement as the same may be further amended from time to time hereafter.

                  5. If there shall be any inconsistencies between the terms, covenants, conditions and provisions set forth in the Pledge and the terms, covenants, conditions and provisions set forth in this Amendment, then, the terms, covenants, conditions and provisions of this Amendment shall prevail. Whenever possible, the provisions of this Amendment shall be deemed supplemental to and not in derogation of the terms of the Pledge and any documents relating thereof.




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                  6. Debtor hereby confirms and ratifies all of the terms and provisions of the Pledge as amended by this Amendment. Except as expressly amended hereby, all of the terms of the Pledge and shall remain in full force and effect.

                  7. This Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

                  8. Debtor acknowledges and agrees that the Pledge constitutes a valid first lien upon the Pledged Interest (as such term is defined therein) in favor of Secured Party and secures, inter alia, the obligations of Debtor under the Loan Agreement and the MEI Guaranty. The Pledged Interest is an shall remain subject to and encumbered by the lien, charge and encumbrance of the Pledge, and nothing herein contained shall affect or be construed to affect the lien or encumbrance of the Pledge or the priority thereof over other liens or encumbrances.



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                  IN WITNESS WHEREOF, this Amendment has been duly signed and delivered as of the day and year first above written.


                              MEI HOLDINGS, L.P., a Delaware limited partnership

                              By: MEI GENPAR, L.P.
                                  its general partner

                                  By: HH GenPar Partners, its general partner

                                      By: Hampstead Associates, Inc., a
                                          managing general partner



                                      By: /s/ KYM IRVIN
                                         --------------------------------------
                                          Name: Kym Irvin
                                          Title: Authorized Representative


                                  NOMURA ASSET CAPITAL CORPORATION, a
                                  Delaware corporation, as the Secured Party



                                  By: /s/ LANCE W. HABERIN
                                     ------------------------------------------
                                  Name: Lance W. Haberin
                                  Title: Vice President